Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Benchmark Electronics, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Benchmark Electronics, Inc. (filed under Securities and Exchange Commission File No. 333-28997) of our report dated July 11, 2002, relating to the statement of net assets available for benefits of Benchmark Electronics, Inc. 401(k) Employee Savings Plan as of December 30, 2001, which report appears in the December 30, 2002 annual report on Form 11-K of Benchmark Electronics, Inc. 401(k) Employee Savings Plan.

KPMG LLP

Houston, Texas

June 27, 2003